Exhibit 10.1

FREEPORT-MCMORAN COPPER & GOLD INC.
ANNUAL INCENTIVE PLAN
(For Fiscal Years Ending 2014-2018)
ARTICLE I
Purpose and Term of Plan
Section 1.1. Purpose. The purpose of the Freeport-McMoRan Copper & Gold Inc. Annual Incentive Plan (the “Plan”) is to advance the interests of Freeport-McMoRan Copper & Gold Inc. (the “Company”) by providing the framework under which an annual incentive bonus may be paid to certain designated executive officers of the Company based on the achievement of pre-established Performance Goals.
Section 1.2. Stockholder Approval. For purposes of qualifying an incentive bonus paid under the Plan based on achievement of the quantitative Performance Goals as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), the payment of any such incentive bonus is subject to the approval of the Plan, including the material terms of performance goals used in the Plan, by the stockholders of the Company.
Section 1.3. Term. The Plan applies to each of the five Award Years during the period beginning January 1, 2014 and ending December 31, 2018, unless terminated earlier as provided herein.
Section 1.4. Defined Terms. Capitalized terms used in the Plan but not otherwise defined shall have the meaning set forth in Article IX.
ARTICLE II
Administration of the Plan
Section 2.1. Administrator. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or, if all of the members of the Compensation Committee do not qualify as “outside directors” under Section 162(m), by a subcommittee of the Compensation Committee, all of the members of which qualify as “outside directors” (such body referred to herein as the “Committee”). The Committee shall have full authority to interpret the Plan, including, in particular, authority to:
(a) designate participants for a particular year;
(b) establish performance goals and objectives for a particular year;
(c) establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and
(d) certify as to whether performance goals have been met.
Section 2.2. Decisions Binding. All decisions by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Participants, the Company and its subsidiaries and their respective equity holders.
Section 2.3. Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
ARTICLE III
Eligibility
Section 3.1. Eligibility. Subject to the provisions of the Plan, for each Award Year the Committee may select any of the following to receive Awards under the Plan with respect to such year and determine the amounts of such Awards: (a) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any person who is also a director of the

Company, and (b) any person who has agreed in writing to become a person described in clause (a) within not more than 30 days following the date of grant of such person’s first Award under the Plan.
ARTICLE IV
Terms of Awards
Section 4.1. Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period. No Participant may be paid an Award for any Plan Year in excess of $5 million.
Section 4.2. Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, but no later than the Determination Date, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award that may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.
Section 4.3. Adjustments. Prior to, or reasonably promptly following the commencement of, each Performance Period, but no later than the Determination Date, the Committee may specify the types of adjustments that will be made to the calculation of a Performance Goal with respect to that Performance Period, including without limitation, adjustments related to asset write-downs; acquisition-related charges; litigation or claim judgments or settlements; the effects of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; changes related to the acquisition or disposition of assets; and extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders.
ARTICLE V
Payment of Awards
Section 5.1. Determination of Awards; Certification.
(a) Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.
(b) To the extent that the Performance Goals are achieved, the Committee shall certify, either in writing or by the adoption of written resolutions, in accordance with the requirements of Section 162(m) of the Code, the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine, in accordance with the prescribed formula, the amount of each Participant’s Award.
(c) In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award by applying negative discretion if, in its sole discretion, such reduction or elimination is appropriate.
(d) In no event shall the amount of an Award for any Plan Year exceed $5 million for any one Participant.
Section 5.2. Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s certification pursuant to Section 5.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than 2 1/2 months following the end of the Performance Period.
Section 5.3. Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

ARTICLE VI
Termination of Employment
Section 6.1. Employment Requirement. Except as otherwise provided in Section 6.2, if a Participant’s employment terminates for any reason prior to the last day of the Performance Period, all of the Participant’s rights to an Award for the Performance Period shall be forfeited.
Section 6.2. Waiver. The Committee may waive the employment requirement set forth in Section 6.1 in the case of death, disability or retirement or under such special circumstances as may be determined by the Committee, in which case the Committee may pay a pro-rated Award based on the Participant’s participation for a portion of the Performance Period. Such pro-rated Award shall remain subject to the Committee’s certification that the Performance Goals for the Performance Period have been met, and will be paid at the same time and in the same manner as Awards are paid to other Participants. Notwithstanding the foregoing, in the event a Participant is discharged by the Company for cause, including, without limitation, fraud, embezzlement, theft, commission of a felony, proven dishonesty or other unethical behavior, or disclosure of trade secrets of the Company, then any Award to which the Participant would otherwise be entitled shall be forfeited. The decision of the Committee as to the cause of a former Participant’s discharge shall be final.
ARTICLE VII
Amendment or Termination of the Plan
Section 7.1. Amendment or Termination. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part; provided, that, no amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) shall be effective unless approved by the requisite vote of the stockholders of the Company. Notwithstanding the foregoing, no such amendment, suspension or termination shall adversely affect the right of a Participant to receive an Award that has been certified by the Committee as due under Section 5.1(b) but not yet paid. In addition, any such amendment or termination shall comply with the requirements of Section 409A to the extent that it governs this Plan.
ARTICLE VIII
General Provisions
Section 8.1. Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
Section 8.2. No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Subsidiary or affect the right of the Company or any Subsidiary to terminate the employment of any Participant.
Section 8.3. No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period Year does not connote any right to become a Participant in the Plan in any future Performance Period.
Section 8.4. Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.
Section 8.5. Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Section 8.6. Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary as set forth herein, or in the absence of such designation, by will or the laws of descent or distribution.
Section 8.7. Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.
Section 8.8. Section 162(m) of the Code; Bifurcation of the Plan. It is the intent of the Company that the Plan and the Awards made under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code satisfy any applicable requirements to be treated as qualified performance-based compensation under Section 162(m) of the Code. The provisions of the Plan may at any time be bifurcated by the Board or the Committee so that certain provisions of the Plan or any Award intended to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code. Nothing in this Plan precludes the Company from making additional incentive payments or other awards to a Participant outside of the Plan that may or may not qualify as performance-based compensation under Section 162(m), provided that such payment or award does not affect the qualification of any Award paid or payable under the Plan as performance-based compensation.
Section 8.9. Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.
Section 8.10. Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
Section 8.11. Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
Section 8.12. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
Section 8.13. Clawback. Awards under the Plan are subject to the Company’s Compensation Recovery Policy, as such policy may be amended from time to time, and the Company reserves the right to recover any Awards paid under the Plan in accordance with such policy.
ARTICLE IX Definitions
Section 9.1. Definitions. For the purposes of the Plan, the following terms shall have the meanings indicated:
(a) Award: The grant of an award by the Committee to a Participant pursuant to Article IV.
(b) Award Year: Any calendar year or portion thereof with respect to which an Award may be granted during the period beginning January 1, 2014 and ending December 31, 2018.
(c) Board or Board of Directors: The Board of Directors of the Company.
(d) Code: The U.S. Internal Revenue Code of 1986, as amended, including any regulations and guidance promulgated by the Internal Revenue Service of the Department of the Treasury thereunder.
(e) Committee: The committee designated pursuant to Section 2.1.

(f) Determination Date: The earlier of: (i) the 90th day of the Performance Period or (ii) the date as of which 25% of the Performance Period has elapsed. The Determination Date shall be a date on which the outcome of any applicable Performance Goal is substantially uncertain.
(g) Participant: An individual who has been selected by the Committee to receive an Award.
(h) Performance Criteria: The performance criteria upon which the Performance Goals for a particular Performance Period are based, which, unless and until the Committee or Board proposes to stockholders and stockholders approve a change in Performance Criteria, may include any of the following: earnings per share, return on assets, an economic value added measure, share price (including, but not limited to growth measures and total shareholder return), earnings, return on equity, return on investment, cash provided by operating activities, cash flow (including, but not limited to, operating cash flow and free cash flow), return on cash flow, production, safety performance or safety record. For any Performance Period, such performance criteria may be that of the Company or a Subsidiary, or a division or business unit of the Company or a Subsidiary, and may be measured on an adjusted or unadjusted basis, on an individual or combined basis, on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years, or any combination of the above as determined by the Committee.
(i) Performance Goals: The objective goals selected by the Committee, in its discretion to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria, and will be considered “objective” if a third party having knowledge of the relevant facts could determine if the goal is achieved. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.
(j) Performance Period: The period for which performance is calculated, which unless otherwise indicated by the Committee, shall be an Award Year.
(k) Section 162(m): Section 162(m) of the Code.
(l) Section 409A: Section 409A of the Code.
(m) Subsidiary: (i) Any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.
(n) Target Award: The target award payable under the Plan to a Participant for a particular Performance Period, which unless determined otherwise by the Committee shall be expressed as a percentage of the Participant’s base salary.